Exhibit 99.1

For Immediate Release March 31, 2008
Smart Move Reports Year End 2007 Results
Revenue Increases by 39%
DENVER—(BUSINESS WIRE)—March 31, 2008— Smart Move, Inc. (AMEX: MVE), a Denver-based asset logistics manager providing a unique, and increasingly popular alternative solution for transporting household and commercial goods, today reported financial results for the fourth quarter and the years ended December 31, 2007 and 2006.
For the year ended December 31, 2007 revenue increased by 39% to $5.8 million from $4.2 million recognized in 2006. The net loss for 2007 was $12.8 million, compared to a net loss of $9.9 million for the same period in 2006. The Company incurred significant non-cash expenses in 2007 and 2006. Total non cash expenses in 2007 were approximately $8 million compared to non cash expenses of approximately $5.1 million in 2006.
The increase in net loss from 2006 to 2007 is due primarily to:
•	an increase in interest expense of $1.1 million ($1.0 million of non cash interest expense),
•	a non-cash loss on debt extinguishment of $1.3 million,
•	an increase in depreciation of $1.8 million,
•	non-cash impairment expense of $1.6 million, and an
•	increase in selling, general and administrative expenses of approximately $141,000 (exclusive of depreciation, amortization and non-cash compensation).
The above were reduced by an increase in income tax benefit of $2.1 million and the increase of $1.6 million in revenues.
Basic and diluted net loss per share for the year ended December 31, 2007 was $(1.21), compared to $(1.77) reported in the same period in 2006. Net loss per share is based upon weighted average shares outstanding of 10,623,167 for the year ended December 31, 2007, compared to 5,584,420 for the year ended December 31, 2006. The increase in weighted average shares is primarily due to the shares issued in conjunction with the December 2006 IPO, the conversion of debt and interest expense to common stock in 2006 and 2007.
Revenue for the fourth quarter increased by approximately $250,000 to $1,208,000, an increase of 26%.
“2007 has been a transition year for Smart Move. The company did not achieve the top line revenue we had anticipated for the year, but we believe that all of our efforts in establishing new revenue opportunities with van lines, our affiliate program and the acquisition of StarMove Alliance, set the stage for 2008. We have been very aggressive in partnering with van lines and corporate relocation companies, and are excited about the growth we project from these alliances. In addition we continue to see month over month and year over year growth in our internal move bookings. The company needs to secure additional capital in the near future to support operations while it continues to increase sales volume. We expect general sales activity to increase from all sources as we enter the 2008 moving season” said Chris Sapyta, President and Chief Executive Officer. He added, “We continue to explore alliance relationships as well as commercial opportunities that we believe will add value to Smart Move.”
Selected highlights for the year ended December 31, 2007 versus the prior year follows:
•	We have added over $10.9 million of property and equipment, including over 4,100 new SmartVault™ containers.
•	We believe our current fleet of approximately 4,500 SmartVaults™ has the capacity to enable us to generate over $18 million in annual revenues.
•
Smart Move lowered its average freight expense as compared to the prior year period by 25%. Freight expense is the single biggest component of cost of goods sold; in 2006 freight expense was 83% of the top line revenues, for 2007, the average was 58%.

•
We launched our affiliate program which allows local moving companies to book moves through our proprietary software. We estimate that there are over 5,000 local moving companies in the markets that we serve that we can target for this program.

•	We refined our software to provide for automation in the quoting of long-distance freight costs, and to help improve our operating margins.
•	We have refined our internal processes to allow us to handle significant increases in the volume of moves with our existing infrastructure.
•
The Smart Move concept gained recognition within the close-knit moving industry community. National relocation firms became aware that Smart Move’s service offering addresses specific current needs in their industry.

•	We expanded our alliances with leading interstate van lines that are taking advantage of the outstanding transit times and performance metrics that Smart Move has demonstrated it can deliver.
•
We acquired Star Move Alliance, which establishes us as a third party move manager. The platform allows us to generate revenue from move lead referrals, from direct booking fees from van lines and from our completed jobs.

Cash Flow
In view of our lack of operating history and present inability to generate revenues sufficient to cover our operating expenses, our auditors have stated in their audit opinion that there currently exists a substantial doubt about our ability to continue as a going concern.
Net cash used in operations was approximately $5.6 for the year ended December 31, 2007. Cash was consumed by the net loss of $12.8 million, less total non-cash expenses of approximately $8 million.
Noncash items included:
•	$3 million for depreciation,
•	$1.4 million of amortization of debt discounts,
•	$1.3 million of loss on debt extinguishment,
•	$1.6 million of impairments,
•	$284,000 in non cash compensation costs,
•	$250,000 of shares and warrants issued upon conversion of interest to equity, and
•	$168,000 of bad debts.
These non cash charges were offset by a deferred income tax benefit of $2.4 million. Cash was also consumed by increases in accounts receivable of $126,000, prepaid expense and packing supplies of $125,000 and contracts in process of $149,000 during the period. An increase in accounts payable of $934,000, an increase in accrued interest of $705,000 and an increase in deferred revenue of $343,000 provided cash.
Smart Move, Inc. Conference Call
Management will hold a conference call to discuss year end results on April 2, 2008 at 12:00 pm Eastern Time (10:00 a.m. Mountain). The call in number is 800-218-8862 (local 303-262-2131)
About Smart Move, Inc.
Smart Move is an innovative logistics company providing services through deployment of a fleet of Company-owned, SmartVault™ shipping containers to execute the movement of goods. Smart Move utilizes its proprietary and licensed technologies to efficiently manage its fleet of assets, providing superior security, scheduling flexibility and expedited service on behalf of its customers and alliance partners. Smart Move sells its services direct to moving consumers, and provides moving capacity and guaranteed logistic services to van lines and agents nation wide. http://www.gosmartmove.com

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding the company’s expectations, beliefs, or intentions about the future, and are based on information available to the company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in laws or regulations and risks related to development activities as described in our registration statement on Form SB-2 filed for Smart Move’s initial public offering, and other risk factors that will be described from time to time in the company’s SEC reports, including its annual report on Form 10-KSB for the year ended December 31, 2007.
Contact: Pete Bloomquist
Smart Move, Inc.
303-339-9558
###
- Financial tables follow

Smart Move, Inc.
Balance Sheet

December 31,
2007
ASSETS

Current assets:
Cash and cash equivalents	$369,189
Account receivable trade, net of allowance of $45,000	80,112
Packing supplies	94,437
Contracts in process	517,485
Prepaid and other	146,259

Total current assets	1,207,482

Property and equipment, net	15,942,718
Other assets	113,546

16,056,264

Total assets	$17,263,746

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,550,281
Accrued interest	435,804
Deferred revenue	456,247
Current portion of long-term debt and notes payable, (face amount of $1,460,380) net of discounts of $1,051,310	409,070
Current portion of obligations under capital leases	91,648

Total current liabilities	3,943,050

Long-term liabilities:
Long-term debt and notes payable, less current portion, (face amount of $9,905,148) net of discounts of $3,552,103	6,353,045
Obligations under capital leases, less current portion	145,653
Total long-term liabilities	6,498,698

Total liabilities	10,441,748

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 10,979,699 issued and outstanding	1,097

Additional paid-in-capital	20,807,395

Accumulated deficit	(13,986,494)

Total shareholders’ equity	6,821,998

Total liabilities and shareholders’ equity	$17,263,746

Smart Move, Inc.
Statements of Operations

	Year ended	Year ended
	December 31,	December 31,
	2007	2006
Sales	$5,810,898	$4,184,554

Cost of moving and storage (exclusive of depreciation, amortization and impairment shown separately below)	6,337,360	4,827,273
Depreciation and amortization	2,878,391	1,104,590
Impairment of fixed assets	1,539,563	—

Total cost of moving and storage	10,755,314	5,931,863

Gross loss	(4,944,416)	(1,747,309)

Selling, general and administrative expenses (exclusive of depreciation, amortization and impairment shown separately below and including non-cash compensation of $284,180 and $2,690,836 for the year ended December 31, 2007 and 2006, respectively)	6,240,640	6,099,422
Depreciation and amortization	162,553	99,395
Impairment of note receivable	—	47,000
Impairment of capitalized software	30,795
Write off of deferred offering costs	—	602,262

Total selling, general and administrative expenses	6,433,988	6,848,079

Operating loss	(11,378,404)	(8,595,388)

Other income (expense):
Interest income	288,437	107,043
Interest expense	(2,754,027)	(1,614,331)
Loss on extinguishment of debt	(1,328,565)	—

Total other expense	(3,794,155)	(1,507,288)

Loss before income tax benefit	(15,172,559)	(10,102,676)
Income tax (benefit)	(2,367,000)	(233,000)

Net loss	$(12,805,559)	$(9,869,676)

Net loss per share:
Basic and diluted	$(1.21)	$(1.77)

Shares used to compute net loss per share:
Basic and diluted	10,623,167	5,584,420

Smart Move, Inc.
Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(12,805,559)	$(9,869,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,040,944	1,203,985
Impairment of fixed assets	1,539,563	—
Impairment of capitalized/purchased software	30,795	—
Non-cash compensation	284,180	2,690,836
Write off of deferred offering costs	—	602,262
Amortization of debt discount	1,371,057	351,754
Loss on debt extinguishment	1,328,565	—
Amortization of warrants for services	—	11,786
Bad debt expense	168,014	31,858
Additional shares issued upon conversion of debt to equity	185,482	36,670
Additional warrants issued upon conversion of debt to equity	64,955	124,470
Loss on asset disposal	—	7,446
Impairment of notes receivable	—	47,000
Deferred income tax benefit	(2,367,000)	(233,000)

Change in operating assets and liabilities:
Accounts receivable	(126,846)	(114,720)
Prepaid and other	(31,434)	(102,083)
Packing supplies	(94,437)	—
Contracts in process	(149,597)	(149,168)
Accounts payable	934,247	121,996
Accrued interest	704,847	442,433
Deferred revenue	342,783	15,273

Net cash used in operating activities	(5,579,441)	(4,780,878)

Cash flows from investing activities:
Additions of property and equipment (excluding items under capital lease)	(9,788,357)	(5,789,427)
Capitalized internally developed software	(252,816)	—
Notes receivable	—	(47,000)
Deposits on office lease	(39,200)	(44,000)

Net cash used in investing activities	(10,080,373)	(5,880,427)

Cash flows from financing activities:
Proceeds from sale of member shares	—	2,100,008
Offering costs on sale of and conversion to member shares	—	(176,766)
Proceeds from IPO	—	16,560,000
Offering costs on IPO	—	(2,302,315)
Proceeds from exercise of options	—	25,000
Proceeds from notes payable	2,829,000	6,832,500
Notes payable issuance costs	(233,395)	(532,113)
Proceeds from bank debt	—	500,000
Bank debt issuance costs	—	(4,500)
Payments on bank debt	(704,930)	(649,637)
Payments on obligations under capital leases	(97,495)	(79,139)
Issuance of underwriter warrants in connection with IPO for cash	—	100
Checks drawn in excess of available bank balances	—	(199,802)
Deferred offering costs	—	(520,279)

Net cash provided by financing activities	1,793,180	21,553,057

Net increase (decrease) in cash and cash equivalents	(13,866,634)	10,891,752

Cash and cash equivalents at beginning of year	14,235,823	3,344,071

Cash and cash equivalents at end of year	$369,189	$14,235,823